Exhibit 23.1

June 11, 2020

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000 Monaco

Ladies and Gentlemen:

Reference is made to the registration statement on Form F-3 (File No. 333-222013) of Scorpio Bulkers Inc. (the “Company”), as may be amended, including the prospectus contained therein, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2017, a preliminary prospectus supplement thereto dated June 9, 2020 (the “Preliminary Prospectus Supplement”), and a final prospectus supplement thereto dated June 9, 2020 (the “Final Prospectus Supplement”). We hereby consent to all references to our name in the Preliminary Prospectus Supplement and the Final Prospectus Supplement and to the use of the statistical information and industry and market data in the full format (including all disclaimers) supplied by us as set forth in the Preliminary Prospectus Supplement and the Final Prospectus Supplement.

We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such information and data, we advise you that:

(1)

certain information in our database is derived from estimates or subjective judgments, and while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures; and

(2)	the information in the databases of other maritime data collection agencies may differ from the information in our database.

We hereby consent to the filing of this letter as an exhibit to a Report on Form 6-K to be filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and to the references to our firm in the sections of the Preliminary Prospectus Supplement and the Final Prospectus Supplement entitled “Industry and Market Conditions” and “Experts.”

Yours faithfully,

/s/ A P C Williams
Mr A P C Williams
Director, SSY Consultancy & Research Ltd

SSY Consultancy & Research Ltd

Tower Bridge House  |  St.Katharine’s Way  |  London  |  E1W 1BQ  |  UK

T: +44 (0)20 7977 7400  |  E: research@ssy.co.uk

www.ssyonline.com

Company registered in England Registered No. 1971247